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                                                                    Exhibit 99.1
FOR RELEASE: Immediately

Contact:
Richard K. Arter            Investor Relations            941-362-1200
Richard J. Dobbyn           Chief Financial Officer       941-362-1200

    SUN HYDRAULICS CORPORATION REPORTS INCREASED SALES AND EARNINGS FOR 1997
                 COMPANY INCREASES DIVIDEND TO $0.04 PER SHARE

SARASOTA, FLA, March 5, 1998 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced that net sales for the year ended December 31, 1997, were $64.2 million, a 17.6% increase compared to $54.6 million of net sales in 1996. Net income for the year was $4.7 million, or 7.3% of net sales. Pro forma net income for the year ended December 31, 1996, was $3.8 million, or 7.0% of sales, excluding a non-recurring compensation charge of $1.4 million. Basic and diluted earnings per share for 1997 were $0.75 and $0.73, respectively.

Fourth quarter net sales for the period ended December 31, 1997, were $17.0 million, representing a 27.6% increase compared to net sales of $13.3 million for the same period in 1996. Net income was $1.3 million, or 7.4% of net sales for the fourth quarter of 1997, compared to $0.6 million pro forma net income, or 4.6% of net sales for the fourth quarter of 1996.

The Company's Board of Directors declared a first quarter dividend of $0.04 per share of its common stock, an increase from $0.035 per share in prior quarters. The dividend is payable on April 15, 1998, to shareholders of record as of March 31, 1998.

"We are pleased that our production rates continued to increase in the fourth quarter, reflecting the successful completion of our 1997 capacity expansion programs," said Sun Hydraulics President Clyde Nixon. "Both the mobile and industrial markets showed strength throughout the year and our orders were up in all major market areas."

"Our sales volume was up significantly for the year, despite our low shipment rates in the first six months," Nixon said. "Shipments for the last six months of 1997 were up 27.4% compared to the last half of 1996, and we expect to accelerate production rates in 1998. Although we successfully increased our shipments, expediting costs associated with meeting increased market demand, and start-up costs related to our capacity expansion programs impacted gross profit for the year."

Sun Hydraulics is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for global industrial and mobile markets.

Certain statements in this release that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Because such statements regarding the intent, belief or current expectations of the Company, its Directors or its Officers involve risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Risks and uncertainties include, but are not limited to, changing economic conditions, changes in capital markets, changes in or the failure to comply with governmental regulations, and the impact of competitive products and







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pricing. Further information relating to factors that could cause actual results to differ from those anticipated is included in the Company's filings with the Securities and Exchange Commission, including but not limited to information under the headings "Risk Factors" in the Form S-1 Registration Statement and Prospectus for the Company's initial public offering, effective January 9, 1997 (SEC File No. 333-14183), and "Business" in the Company's Form 10-K for the year ended December 31, 1996, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the quarter ended September 30, 1997.

SUN HYDRAULICS CORPORATION - DECEMBER 31, 1997
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

                                                             Year Ended
                                                            December 31,
                                                    1997                   1996
                                                    ----                   ----
Net sales                                       $   64,198             $    54,572
Cost of sales                                       44,621                  37,185
Gross profit                                        19,577                  17,387
Selling, engineering and
 administrative expenses                            11,275                  12,097 (1)
Operating income                                     8,302                   5,290
Interest expense                                       905                     823
Miscellaneous expense                                  133                     267
Income before income taxes                           7,264                   4,200
Income tax provision                                 2,554                     704
Deferred income tax provision                            -                   2,425
Net Income                                      $    4,710             $     1,071
Basic net income
   per common share                                    .75                     .17   *
Weighted average shares outstanding                  6,308                   6,300   *
Diluted net income
   per common share                                    .73                     .16   *
Diluted weighted average
   shares outstanding                                6,499                   6,519   *

Pro forma net income                                     -             $     2,617 (2)
Pro forma basic net income
   per common share                                      -                     .42   *
Pro forma diluted net income
   per common share                                      -                     .40   *


 * Shares are based on the weighted number of shares outstanding after the Company's initial public offering in January 1997.

(1) Selling, engineering and administrative expenses for the year ended December 31, 1996, reflect a $1.4 million non-recurring, non-cash compensation expense related to the termination of phantom stock compensation agreements with certain employees and the issuance of options to certain Directors.
(2) Pro forma net income for the year ended December 31, 1996, reflects a provision for income tax as if the Company had always been a "C" corporation. Pro forma net income, excluding the $1.4 million compensation expense included in selling, engineering and administrative expenses, and the



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     deferred tax provision of $2.4 million, would have been $3.8 million.
     Excluding these one-time charges, basic and diluted earnings per share would have been $0.60 and $0.58, respectively.


CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                               December 31,      December 31,
                                                                  1997              1996
Assets
Current assets:
   Cash and cash equivalents                                 $      1,249      $      1,038
   Accounts receivable, net of allowance for
     doubtful accounts of $47 and $62                               4,558             3,535
   Inventories                                                      6,775             4,451
   Other current assets                                               932             1,132
        Total current assets                                       13,514            10,156
Property, plant and equipment, net                                 39,789            37,212
Other assets                                                           86             1,048
Total assets                                                 $     53,389      $     48,416

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                          $      2,847      $      3,273
   Accrued expenses and other liabilities                           2,174             1,961
   Long-term debt due within one year                               1,035             2,340
   Notes payable to related parties due within one year               757               655
   Dividends payable                                                  221               508
   Income taxes payable                                             1,008               461
        Total current liabilities                                   8,042             9,198
Long-term debt due after one year                                   6,620            12,314
Notes payable to related parties due after one year                 1,152             1,909
Deferred income taxes                                               2,575             2,578
Other liabilities                                                       -                20
        Total liabilities                                          18,389            26,019
Shareholders' equity:
   Common stock                                                         6             2,179
   Capital in excess of par value                                  24,163             2,719
   Retained earnings                                               10,732            17,450
   Equity adjustment for foreign currency translation                  99                49
        Total shareholders' equity                                 35,000            22,397
Total liabilities and shareholders' equity                   $     53,389      $     48,416





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